CONTACTS:
Kenneth A. Paladino, CFO	Van Negris / Lexi Terrero
TII Network Technologies, Inc.	Van Negris and Company, Inc.
(631) 789-5000	(212) 396-0606

FOR IMMEDIATE RELEASE:

TII Network Technologies Reports
Fiscal 2003 Fourth Quarter and Twelve Month Results;

Company Returns to Profitability During the Fourth Quarter

COPIAGUE, NY - September 18, 2003 - TII Network Technologies, Inc. (Nasdaq: TIII), a leading provider of telecommunications network protection and management products, today announced its results for the fiscal 2003 fourth quarter and twelve months ended June 27, 2003.

Net income for the fourth quarter of fiscal 2003 was $104,000 or $0.01 per share on net sales of $6.5 million, compared to a net loss of $4.3 million, or $0.36 per share, on net sales of $7.3 million in the year ago quarter. The Company incurred a net loss for fiscal 2003 of $1.0 million, or $0.09 per share, on net sales of $24.1 million compared to a net loss of $6.5 million, or $0.56 per share, on net sales of $29.8 million in fiscal 2002. The year ago quarter and year include charges of $4.1 million for inventory write-offs, impairment of long-lived assets and severance.

The improvement in profitability was largely due to the success of the Company’s cost reduction efforts. The sales decrease in both periods was due to the telecommunications industry-wide slowdown, including cutbacks by telecommunications service providers in their construction and maintenance budgets and a reduction in the number of telephone access lines per subscriber being deployed.

Timothy J. Roach, President and Chief Executive Officer, stated “While it is believed that the issues confronting the telecommunications industry are expected to continue to affect suppliers to telephone operating companies, including the Company, during fiscal 2004, we are very encouraged by the increase in our sales from $5.0 million to $6.5 million from the third quarter to the fourth quarter of fiscal 2003. Sales for the first quarter of fiscal 2004 to date are also up. We believe this increase is principally due to the fact that our telecommunications customers, who have been reducing their inventories over the past few years, were faced with a shortage of our products to meet their needs as a result of the severe weather conditions in the Northeast and South earlier this summer.

“We were also encouraged by the return to profitability during the fourth quarter of fiscal 2003. Management’s continuing strategy to improve profit margins by finding more cost-effective ways of producing product and the successes of our other cost reduction efforts have positioned our Company for profitability at lower revenue levels. Our cost containment program resulted in a reduction of selling, general and administrative expenses by $1.3 million, or 50.3%, for the fourth quarter and by $3.2 million, or 37.3%, for the twelve month period of fiscal 2003 from the comparable periods of fiscal 2002.

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TII Network Technologies, Inc.
September 18, 2003 - Page Two

“During fiscal 2003, we continued to make progress with the development of new products to address the growing broadband rollout and the expansion of our customer base. Further, we continued the development and marketing of our new multi-service residential gateway system.

“Despite the continuing issues confronting the telecommunications industry, we are cautiously optimistic with the prospects for our Company going into fiscal 2004.”

About TII Network Technologies, Inc.

TII is a proven technology leader specializing in providing the telecommunications industry with innovative, network protection and management products, including station protectors, network interface devices, DSL protectors, filters and splitters, power and data-line protectors and a multi-service residential gateway, as well as creative, custom design solutions to meet customers’ individual requirements.

Statements in this release that are not strictly historical are “forward-looking” statements and should be considered as subject to the risks and uncertainties that exist in the Company’s operations and business environment. These factors include, but are not limited to: general economic and business conditions, especially as it pertains to the telecommunications industry; the level of inventories maintained by the Company’s customers; potential changes in customer spending and purchasing policies and practices; potential technological changes, including the Company’s ability to timely develop new products and adapt its existing products to technological changes; risks inherent in new product introductions, such as start-up delays and uncertainty of customer acceptance; the Company’s ability to market existing and new products; the Company’s ability to retain and win contracts; the Company’s dependence on third parties for product manufacturing and product components; the Company’s ability to maintain its relationship with or reduce its dependence upon one of its principal contract manufacturers which is an affiliate of a customer; disruption of shipments to major customers as a result of, among other things, third party labor disputes, political unrest in or shipping disruptions from countries in which the Company’s contract manufacturers produce the Company’s products; weather and similar conditions, particularly the effect of hurricanes on the Company’s manufacturing, assembly and warehouse facilities in Puerto Rico; competition; the Company’s ability to attract and retain technologically qualified personnel; the Company’s ability to fulfill its growth strategies; the Company’s ability to maintain the listing of its Common Stock on the Nasdaq SmallCap market; the availability of financing on satisfactory terms and other factors from time to time discussed in the Company’s SEC reports.

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— Statistical Tables Follow-

TII Network Technologies, Inc.
September 18, 2003 — Page Three

TII NETWORK TECHNOLOGIES, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except earnings per share data)

	Three months ended		Year ended
	June 27, 2003	June 28, 2002	June 27, 2003	June 28, 2002
	(Unaudited)
Net sales	$ 6,457	$ 7,283	$ 24,073	$ 29,801
Cost of sales	4,761	7,315	18,274	24,493
Gross profit (loss)	1,696	(32)	5,799	5,308
Operating expenses
Selling, general and administrative	1,250	2,513	5,454	8,702
Research and development	321	348	1,342	1,755
Impairment of long-lived assets	--	1,716	--	1,716
Total operating expenses	1,571	4,577	6,796	12,173

Operating earnings (loss)	125	(4,609)	(997)	(6,865)
Interest expense	(10)	(15)	(41)	(70)
Interest income	3	6	17	8
Other (expense) income	(14)	81	13	106
	--	--	--	--
Net income (loss)	$ 104	$(4,537)	$(1,008)	$(6,821)
Excess of carrying value over consideration to
repurchase preferred stock	--	280	--	280
Net income (loss) attributable to common stockholders	$ 104	$(4,257)	$(1,008)	$(6,541)
Basic and diluted net earnings (loss) attributable to common stockholders per share	$ 0.01	$ (0.36)	$ (0.09)	$ (0.56)
Basic and diluted weighted average common shares outstanding	11,682	11,682	11,682	11,682

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TII Network Technologies, Inc.
September 18, 2003 — Page Four

TII NETWROK TECHNOLOGIES, INC. AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)

	June 27, 2003	June 28, 2002

ASSETS
Current Assets
Cash and cash equivalents	$772	$868
Accounts receivable, net	2,521	3,518
Inventories	5,905	7,362
Other current assets	354	212

Total current assets	9,552	11,960

Property, plant and equipment, net	5,035	5,846
Other assets	514	722

TOTAL ASSETS	$15,101	$18,528

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Current portion of long-term debt	$26	$476
Accounts payable and accrued liabilities	1,291	3,260

Total current liabilities	1,317	3,736
Long-Term Debt	13	13

Commitments and contingencies
Stockholders' Equity
Preferred Stock, par value $1.00 per share; 1,000,000 shares authorized;
Series C and Series D Junior Participating, no shares outstanding	—	—
Common Stock, par value $.01 per share; 30,000,000 shares authorized;
11,699,921 shares issued and 11,682,284 shares outstanding	117	117
Additional paid-in capital	37,867	37,867
Accumulated deficit	(23,932)	(22,924)

	14,052	15,060
Less: treasury stock, at cost; 17,637 common shares	(281)	(281)

Total stockholders’ equity	13,771	14,779

TOTAL LIABILITIES AND STOCKHOLDERS#146; EQUITY	$15,101	$18,528

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